Exhibit 99.2

CSX Corp. Announces Fourth Quarter 2021 Financial Results

JACKSONVILLE, Fla. – January 20, 2022 – CSX Corp. (NASDAQ: CSX) today announced fourth quarter 2021 net earnings of $934 million, or $0.42 per share, compared to $760 million, or $0.33 per share in the same period last year. Fourth quarter 2021 operating ratio was 60.1% compared to 57.0% in the prior year period. Prior year results include a pre-tax charge of $48 million within other expense, or $0.02 per share after-tax, related to the early retirement of debt.
“I would like to thank all of CSX’s employees for their hard work and dedication to our customers this quarter and for the entire year amidst the ongoing impacts of the pandemic and persistent global supply chain disruptions” said James M. Foote, president and chief executive officer. “As we enter 2022, we remain committed to providing our customers high quality service and creating additional capacity to help them address current supply chain challenges through the increased use of rail.”
Revenue for the fourth quarter increased 21 percent from the prior year to $3.43 billion, driven by growth across all major lines of business, increases in other revenue and the inclusion of Quality Carriers’ results. Operating income improved 12 percent to $1.37 billion for the quarter.
CSX executives will conduct a conference call with the investment community this afternoon, January 20, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS
(Dollars in millions, except per share amounts)

	(Unaudited)
	Quarters Ended				Years Ended
	Dec. 31, 2021 (a)	Dec. 31, 2020	$ Change	% Change	Dec. 31, 2021 (a)	Dec. 31, 2020	$ Change	% Change

Revenue	$3,427	$2,825	$602	21%	$12,522	$10,583	$1,939	18%
Expense
Labor and Fringe	703	588	(115)	(20)	2,550	2,275	(275)	(12)
Purchased Services and Other (b)	645	447	(198)	(44)	2,135	1,719	(416)	(24)
Depreciation	360	347	(13)	(4)	1,420	1,383	(37)	(3)
Fuel	282	139	(143)	(103)	913	541	(372)	(69)
Equipment and Other Rents	95	91	(4)	(4)	364	338	(26)	(8)
Gains on Property Dispositions (c)	(24)	(2)	22	NM	(454)	(35)	419	NM
Total Expense	2,061	1,610	(451)	(28)	6,928	6,221	(707)	(11)

Operating Income	1,366	1,215	151	12	5,594	4,362	1,232	28

Interest Expense	(180)	(189)	9	5	(722)	(754)	32	4
Other Income/(Expense) - Net (d)	19	(32)	51	159	79	19	60	316
Earnings Before Income Taxes	1,205	994	211	21	4,951	3,627	1,324	37

Income Tax Expense (e)	(271)	(234)	(37)	(16)	(1,170)	(862)	(308)	(36)
Net Earnings	$934	$760	$174	23%	$3,781	$2,765	$1,016	37%

Operating Ratio	60.1%	57.0%			55.3%	58.8%

Per Common Share
Net Earnings Per Share, Assuming Dilution (f)	$0.42	$0.33	$0.09	27%	$1.68	$1.20	$0.48	40%

Average Shares Outstanding, Assuming Dilution (Millions) (f)	2,217	2,298			2,255	2,305

NM - not meaningful

All prior period share and per share data has been retroactively adjusted to reflect the stock split effective June 28, 2021. Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Dec. 31, 2021 (a)	Dec. 31, 2020
ASSETS

Cash and Cash Equivalents	$2,239	$3,129
Short-Term Investments	77	2
Other Current Assets	1,557	1,310
Properties - Net	33,015	32,444
Investment in Affiliates and Other Companies	2,099	1,985
Other Long-Term Assets	1,544	923
Total Assets	$40,531	$39,793

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$181	$401
Other Current Liabilities	2,052	1,618
Long-Term Debt	16,185	16,304
Deferred Income Taxes - Net	7,383	7,168
Other Long-Term Liabilities	1,230	1,192
Total Liabilities	27,031	26,683

Total Shareholders' Equity	13,500	13,110
Total Liabilities and Shareholders' Equity	$40,531	$39,793

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in millions)

	(Unaudited)
	Years Ended
	Dec. 31, 2021 (a)	Dec. 31, 2020
OPERATING ACTIVITIES
Net Earnings	$3,781	$2,765
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	1,420	1,383
Deferred Income Tax Expense	167	180
Gains on Property Dispositions	(454)	(35)
Other Operating Activities - Net	185	(30)
Net Cash Provided by Operating Activities	5,099	4,263

INVESTING ACTIVITIES
Property Additions	(1,791)	(1,626)
Purchase of Short-term Investments	(75)	(426)
Proceeds from Sales of Short-term Investments	5	1,424
Proceeds and Advances from Property Dispositions (c)	529	56
Business Acquisition, Net of Cash Acquired (a)	(541)	—
Other Investing Activities	(4)	(77)
Net Cash Used in Investing Activities	(1,877)	(649)

FINANCING ACTIVITIES
Shares Repurchased (g)	(2,886)	(867)
Dividends Paid	(839)	(797)
Long-term Debt Repaid	(426)	(745)
Long-term Debt Issued	—	1,000
Other Financing Activities	39	(34)
Net Cash Used in Financing Activities	(4,112)	(1,443)

Net Increase in Cash and Cash Equivalents	(890)	2,171

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	3,129	958
Cash and Cash Equivalents at End of Period	$2,239	$3,129

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Acquisition of Quality Carriers, Inc.: On July 1, 2021, the Company completed its acquisition of Quality Carriers, the largest provider of bulk liquid chemicals transportation in North America, for $544 million in cash, which is presented on the statement of cash flows net of $3 million cash acquired. The results of Quality Carriers' operations and its cash flows have been consolidated prospectively.

b)Purchased Services and Other: Beginning third quarter 2021, the Company changed the name of Materials, Supplies and Other expense to Purchased Services and Other, which better describes the composition of this expense amount after the inclusion of Quality Carriers' results. This change in naming convention does not impact previously reported results.

c)Sale of Property Rights to the Commonwealth of Virginia: On March 26, 2021, the Company entered into a comprehensive agreement to sell certain property rights in three CSX-owned line segments to the Commonwealth of Virginia (“Commonwealth”) over three phases for a total of $525 million. In April 2021, upon closing of the first phase of the agreement, the Company collected $200 million in proceeds and recognized a $349 million gain. In fourth quarter 2021, the Company collected additional proceeds of $200 million, a portion of which was attributable to the first phase with the remaining attributable to the second phase. There was no gain recognized in fourth quarter 2021 related to this agreement. As the second phase closed on January 10, 2022, the resulting $20 million gain will be recognized in first quarter 2022.

d)Other Income/(Expense) - Net: During fourth quarter 2020, the Company recorded $48 million of debt repurchase expense, or $0.02 per share after tax, due to the repurchase of certain notes that were expected to mature in 2023.

e)Income Tax Benefit: During fourth quarter 2021, the Company recognized $25 million in tax benefits primarily due to a state tax rate reduction and a favorable adjustment to deferred state taxes. During fourth quarter 2020, the Company recognized $11 million in tax benefits, none of which were individually significant.

f)Common Stock Split: On June 4, 2021, CSX announced a three-for-one split of the Company’s common stock in the form of a stock dividend. Each shareholder of record on June 18, 2021, received two additional shares of common stock for each share held as of this record date. The new shares were distributed after close of trading on June 28, 2021. All prior period share and per share amounts presented herein have been retroactively adjusted to reflect the impact of the stock split. Proportional adjustments were also made to outstanding awards under the Company's stock-based compensation plans.

g)Shares Repurchased: During fourth quarters and years ended 2021 and 2020, the Company engaged in the following repurchase activities:

	Quarters Ended		Years Ended
	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Shares Repurchased (Millions)	16	7	90	38
Cost of Shares (Dollars in millions)	$570	$203	2,886	867
Average Cost per Share Repurchased	$34.57	$27.92	$31.91	$22.90

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended December 31, 2021 and December 31, 2020

	Volume			Revenue			Revenue Per Unit
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change
Chemicals	163	169	(4)%	$611	586	4%	$3,748	$3,467	8%
Agricultural and Food Products	125	125	—	399	375	6	3,192	3,000	6
Minerals	81	78	4	148	133	11	1,827	1,705	7
Automotive	79	103	(23)	225	275	(18)	2,848	2,670	7
Forest Products (a)	73	69	6	234	209	12	3,205	3,029	6
Metals and Equipment	68	66	3	200	175	14	2,941	2,652	11
Fertilizers (a)	56	58	(3)	120	111	8	2,143	1,914	12
Total Merchandise	645	668	(3)	1,937	1,864	4	3,003	2,790	8
Intermodal	754	757	—	551	476	16	731	629	16
Coal	171	174	(2)	523	375	39	3,058	2,155	42
Trucking (b)	—	—	—	210	—	NM	—	—	—
Other	—	—	—	206	110	87	—	—	—
Total	1,570	1,599	(2)%	$3,427	$2,825	21%	$2,183	$1,767	24%

Years Ended December 31, 2021 and December 31, 2020

	Volume			Revenue			Revenue Per Unit
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change
Chemicals	659	664	(1)%	$2,421	2,309	5%	$3,674	$3,477	6%
Agricultural and Food Products	467	463	1	1,461	1,386	5	3,128	2,994	4
Minerals	325	321	1	587	538	9	1,806	1,676	8
Automotive	318	344	(8)	886	920	(4)	2,786	2,674	4
Forest Products (a)	296	278	6	918	834	10	3,101	3,000	3
Metals and Equipment	277	239	16	796	675	18	2,874	2,824	2
Fertilizers (a)	229	226	1	470	414	14	2,052	1,832	12
Total Merchandise	2,571	2,535	1	7,539	7,076	7	2,932	2,791	5
Intermodal	2,976	2,720	9	2,039	1,702	20	685	626	9
Coal	706	637	11	1,790	1,397	28	2,535	2,193	16
Trucking (b)	—	—	—	410	—	NM	—	—	—
Other	—	—	—	744	408	82	—	—	—
Total	6,253	5,892	6%	$12,522	$10,583	18%	$2,003	$1,796	12%

NM - not meaningful

(a) Effective first quarter 2021, changes were made in the categorization of certain lines of business, impacting Forest Products and Fertilizers. The impacts were not material and prior periods have been reclassified to conform to the current presentation.
(b) Effective third quarter 2021, Trucking revenue is comprised of revenue from the operations of Quality Carriers, which was acquired by CSX effective July 1, 2021.

CSX Corporation
VOLUME AND REVENUE
Total revenue increased 21% in fourth quarter 2021 when compared to fourth quarter 2020 primarily due to the inclusion of Quality Carriers' results, pricing gains that include the benefit of higher export coal benchmark rates, higher fuel recovery and increases in other revenue.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended		Years Ended
(Dollars in millions)	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Fuel Surcharge Revenue (a)	$214	$72	$658	$365
Fuel Lag (Expense)/ Benefit	$(17)	$(4)	$(61)	$30
(a) Fuel surcharge revenue does not include amounts for trucking or subsidiaries.

Merchandise Volume
Chemicals - Decreased due to lower shipments of crude oil and other energy-related commodities, partially offset by higher shipments of core chemicals and waste.
Agricultural and Food Products - Higher shipments of export grains, ethanol and vegetable oils were offset by lower shipments of food and consumer products.
Minerals - Increased as a result of higher shipments of aggregates, cement and lime.
Automotive - Decreased due to lower North American vehicle production, which continues to be impacted by shortages of semiconductors and other parts.
Forest Products - Increased primarily due to higher shipments of pulpboard, woodpulp and building products.
Metals and Equipment - Increased as growth across the metals markets was partially offset by reduced equipment shipments.
Fertilizers - Decreased as declines in short-haul phosphate shipments were partially offset by increased long-haul fertilizer shipments.

Intermodal Volume
Lower domestic shipments due to supply-side constraints were offset by higher international shipments as a result of strong demand, inventory replenishments and growth in rail volumes from east coast ports.

Coal Volume
Domestic coal decreased due to lower shipments of utility coal primarily driven by an outage at a major coal-producing location. This decrease was partially offset by the increase in export coal driven by higher international shipments of metallurgical coal.

	Quarters Ended			Years Ended
(Millions of tons)	Dec. 31, 2021	Dec. 31, 2020	Change	Dec. 31, 2021	Dec. 31, 2020	Change
Coal Tonnage
Domestic	11.2	12.4	(10)%	46.6	42.0	11%
Export	7.8	7.2	8	32.4	29.5	10
Total Coal	19.0	19.6	(3)%	79.0	71.5	10%

Trucking Revenue
Trucking revenue increased $210 million versus prior year due to the inclusion of Quality Carriers' results.

Other Revenue
Other revenue increased $96 million versus prior year due to increases in revenue for intermodal storage and equipment usage as well as higher demurrage and affiliate revenue.

CSX Corporation
EXPENSE
Expenses of $2.1 billion increased $451 million, or 28%, in fourth quarter 2021 when compared to fourth quarter 2020.
Labor and Fringe expense increased $115 million due to the following:
•Incentive compensation increased $37 million primarily due to higher expected payouts in the current year, including accelerated expense for certain employees.
•The acquisition of Quality Carriers resulted in increased costs of $31 million.
•Expenses related to increased hiring and new retention programs were $22 million.
•Other costs increased $25 million driven by inflation and other non-significant items.
Purchased Services and Other expense increased $198 million due to the following:
•The inclusion of Quality Carriers' operations drove $131 million of additional costs.
•Higher operating support costs, primarily due to an increased active locomotive fleet, and higher intermodal terminal costs drove an increase of $43 million.
•Other costs increased $24 million due to inflation and other non-significant items.
Depreciation expense increased $13 million primarily due to a larger asset base, which includes Quality Carriers' assets.
Fuel expense increased $143 million primarily resulting from a 80% increase in locomotive fuel prices and the inclusion of non-locomotive fuel used for trucking.
Equipment and Other Rents expense increased $4 million primarily due to the addition of Quality Carriers' costs as reduced car hire was offset by other items.
Gains on Property Dispositions increased to $24 million in 2021 from $2 million in 2020.

Employee Counts (Estimated)

	Quarters Ended			Years Ended
	Dec. 31, 2021	Dec. 31, 2020	Change	Dec. 31, 2021	Dec. 31, 2020	Change
Average	20,719 (a)	19,240	1,479	19,889 (a)	19,630	259
Ending	20,919 (a)	19,282	1,637	20,919 (a)	19,282	1,637
(a) Average employee count for fourth quarter 2021 includes 1,374 Quality Carriers employees and ending employee count as of December 31, 2021 includes 1,364 Quality Carriers employees.

Fuel Expense

	Quarters Ended		Years Ended
(Dollars and gallons in millions, except price per gallon)	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Estimated Locomotive Fuel Consumption (Gallons)	92.3	90.2	362.1	345.2
Price per Gallon (Dollars)	$2.58	$1.43	$2.23	$1.44
Total Locomotive Fuel Expense	$238	$129	$807	$496
Non-Locomotive Fuel Expense (a)	44	10	106	45
Total Fuel Expense	$282	$139	$913	$541

(a) Non-locomotive fuel expense for the three and twelve months ended December 31, 2021 includes costs of $23 million and $44 million, respectively, related to Quality Carriers' operations. For the twelve months ended December 31, 2021, non-locomotive fuel expense includes an $18 million benefit related to a state fuel tax matter.

CSX Corporation
OPERATING STATISTICS (Estimated)
While carload trip plan performance declined 5% from prior year, performance improved from third quarter 2021 levels. Intermodal trip plan performance improved 5% versus prior year and was consistent with third quarter 2021 levels. Train velocity decreased by 8% and dwell increased by 8% versus prior year. CSX expects network fluidity to improve commensurate with ongoing hiring efforts and a return to more normal supply chain conditions.

The FRA train accident rate of 2.90 in fourth quarter 2021 improved 29% year over year. While the personal injury frequency index of 0.80 is an increase of 5% versus the prior year, the number of personal injuries was consistent year over year. Safety remains a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Years Ended
	Dec. 31, 2021	Dec. 31, 2020	Improvement / (Deterioration)	Dec. 31, 2021	Dec. 31, 2020	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	17.4	18.9	(8)%	17.9	20.2	(11)%
Dwell (Hours) (a)	11.0	10.2	(8)%	10.7	9.3	(15)%
Cars Online (a)	135,396	125,468	(8)%	131,564	112,718	(17)%
On-Time Originations	72%	83%	(13)%	75%	87%	(14)%
On-Time Arrivals	65%	69%	(6)%	66%	77%	(14)%
Carload Trip Plan Performance	71%	75%	(5)%	69%	77%	(10)%
Intermodal Trip Plan Performance	88%	84%	5%	87%	90%	(3)%
Fuel Efficiency	0.99	0.94	(5)%	0.96	0.96	—%

Revenue Ton-Miles (Billions)
Merchandise	32.1	32.5	(1)%	126.3	124.4	2%
Coal	8.5	8.4	1%	35.4	30.1	18%
Intermodal	7.9	7.8	1%	31.5	28.1	12%
Total Revenue Ton-Miles	48.5	48.7	—%	193.2	182.6	6%

Total Gross Ton-Miles (Billions)	93.7	95.7	(2)%	376.0	358.3	5%

Safety
FRA Personal Injury Frequency Index	0.80	0.76	(5)%	0.92	0.82	(12)%
FRA Train Accident Rate	2.90	4.07	29%	2.90	3.16	8%
Certain operating statistics are estimated and can continue to be updated as actuals settle.
(a) The methodology for calculating train velocity, dwell and cars online differs from that prescribed by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.
Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Years Ended
(Dollars in millions)	Dec. 31, 2021	Dec. 31, 2020
Net Cash Provided by Operating Activities (a)	$5,099	$4,263
Property Additions	(1,791)	(1,626)
Other Investing Activities (b)	525	9
Free Cash Flow (before payment of dividends)	$3,833	$2,646
(a) Net cash provided by operating activities for the year ended December 31, 2020, includes the impact of $21 million paid to settle a liability for non-controlling interest in an affiliate.
(b) For the year ended December 31, 2020, certain other investing activities used in the calculation of free cash flow do not include the impact of a $30 million deposit paid by the Company related to its signed definitive agreement to acquire Pan Am Railways, Inc. This transaction remains subject to regulatory review and approval by the Surface Transportation Board. This deposit is included in the other investing activities total on the condensed consolidated cash flow statements for the year ended December 31, 2020.